Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”), which shall for avoidance of doubt include any attachments hereto, is entered into by and between Akumin Inc. (the “Company”) and David Kretschmer (the “Employee”).

WHEREAS, the Employee and the Company are party to that certain Offer Letter Agreement effective as of August 12, 2022 as amended on February 16, 2023 (as amended, the “Employment Agreement”);

WHEREAS, the Employee and the Company are party to that certain Restated Restricted Share Unit Plan (the “RSU Plan”) and the applicable Restricted Share Unit Grant Agreements (the “Award Agreements”), pursuant to which the Company has previously granted to the Employee 400,000 Restricted Share Units (the “RSUs”);

WHEREAS, for the avoidance of doubt, and subject to the terms of the RSU Plan, the Award Agreements, and Section 8 of this Agreement, the Employee’s RSUs shall be vested and payable as of the CFO Position Resignation Date (as defined below) pursuant to the terms of the RSU Plan, the Award Agreements, and Section 8 of this Agreement;

WHEREAS, the Company has filed a Joint Prepackaged Chapter 11 Plan of Reorganization of Akumin Inc. and its Debtor Affiliates (the “Reorganization Plan”);

WHEREAS, the Employee has given notice of his intent to resign his position as CFO with the Company effective December 29, 2023;

WHEREAS, the Employee and the Company desire to enter into an agreement regarding the Employee’s separation from employment with the Company and a release of claims.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Separation from Role. The Employee’s role as Chief Financial Officer of the Company will end at the close of business on December 29, 2023 (the “CFO Position Resignation Date”). At such time, the Employee will resign from any and all officer positions that he holds with the Company and, as applicable, its affiliates effective as of the CFO Position Resignation Date. The Employee agrees to take any additional steps and sign any additional documentation as reasonably requested by the Company to fully effectuate such resignations.

2. Transition Period and Termination from Employment. Provided that the Employee signs, dates, and returns this Agreement to the Company through Richard Kranz, the Company’s Chief Human Resources Officer, at richard.kranz@akumin.com no later than January 8th, 2024, (which shall be no earlier than the CFO Position Resignation Date, as defined below) (the “Effective Date”) and complies with its terms:

(a) From the CFO Position Resignation Date until five (5) days following the completion of the Reorganization Transaction referenced in the Reorganization Plan (“the Separation Date”) (the time between the CFO Position Resignation Date and Separation Dates shall be referred to as the “Transition Period”) the Employee shall remain a Company employee and will be available to provide reasonable consultation services and transition related services. As of the Separation Date, the Employee’s employment with the Company will end.

(b) During the Transition Period, the Employee will not be paid; however the Employee will continue to participate in any available employee health and benefit plans and policies in which he currently participates, subject to Section 4 of this Agreement, but not any employee bonus or severance plans and policies in which he currently participates (other than any change in control bonus payment, if earned, under the Employment Agreement), as in effect and amended from time to time. The Employee agrees that he shall not earn or accrue any vacation time or other paid leave during the Transition Period. For the avoidance of doubt, provided that the Employee has satisfied his obligations under this Agreement, the Employee will continue to participate in any change in control bonus payment set forth under the Employment Agreement. The Company agrees not to exercise any right it may have to reject the Employment Agreement.

(c) The Employee agrees that the provision of the Transition Period and the Company’s agreement not to exercise any right to reject the Employment Agreement (the “Separation Benefits”) provide him with valuable consideration and, absent the execution of this Agreement, Employee would not be legally entitled to receive such Separation Benefits. The Employee understands and agrees that such Separation Benefits are expressly conditioned upon the Employee’s compliance with the terms of this Agreement. Should the Employee violate any such term(s), the Employee will not receive any further Separation Benefits from the Company, and the Employee’s employment will immediately terminate.

3. Final Paycheck, PTO, and Business Expenses.

(a) Following the Separation Date, the Company will pay the Employee his final wages, including any accrued but unused vacation and any amounts required to be paid to him by the terms of the Company’s employee benefit plans or applicable law.

(b) The Company also will reimburse the Employee for reasonable business expenses properly incurred by the Employee prior to the Separation Date in furtherance of his employment with the Company, subject to the Company’s applicable business expense reimbursement policy. The Employee shall submit all requests to the Company for expense reimbursements within thirty (30) days after the Separation Date. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.

(c) The compensation described in paragraphs (a) and (b) of this Section 3 shall be paid regardless of whether the Employee signs this Agreement.

4. Employee Benefits. Except as set forth in this Agreement or as otherwise required by applicable law (including, without limitation, under COBRA), the Employee’s participation in and rights under any Company employee benefit plans and programs will be governed by the terms and conditions of those plans and programs, which plans, programs, terms and conditions may be amended, modified, suspended or terminated by the Company at any time for any or no reason to the extent permitted by law.

5. Released Parties. The term “Released Parties” as used in this Agreement include: (a) the Company and its past, present and future parents, divisions, subsidiaries, partnerships, affiliates and other related entities (whether or not they are wholly owned); and (b) the past, present and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors and assigns of each entity listed in subparts (a) and (b) above.

6. Release of All Claims. The Employee, and anyone claiming through the Employee or on the Employee’s behalf, including but not limited to Employee’s successors, heirs, and assigns, hereby waive and release the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that the Employee now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Employee signs this Agreement, subject to the exceptions set forth below. Without limiting the generality of the foregoing, the claims waived and released by the Employee hereunder include, but are not limited to:

(a) all claims arising out of or related in any way to the Employee’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims pursuant to the Employment Agreement, the RSU Plan, and all claims for any compensation payments, bonus, severance pay, or any other compensation or benefit (but not including any claims for amounts or benefits payable under this Agreement);

(b) all claims that were or could have been asserted by the Employee or on his behalf which arise out of, relate to or are connected with the Employee’s employment with, or the Employee’s separation or termination of employment from, the Company: (i) in any federal, state, or local court, commission, or agency; (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, impairment of economic opportunity, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment and any other contract, tort or other common law claim of any kind); (iii) for employment discrimination based on race, color, religion, national origin, sex or any other class and/or characteristic protected by any applicable state, federal, local law, statute, or regulation, except otherwise provided herein; or (iv) that Released Parties have defamed the Employee, invaded the Employee’s privacy or inflicted emotional distress or mental anguish upon the Employee, or has in any way committed a tortious act in connection with the Employee’s hiring or employment including, but not limited to, claims of intentional interference with contract, negligence, detrimental reliance, loss of consortium to the Employee or any member of the Employee’s family and/or promissory estoppel; and

(c) all claims that were or could have been asserted by the Employee or on his behalf under any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, Employee order or other source of law, including without limitation under any of the following laws, as amended from time to time: Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; Post-Civil War Reconstruction Acts, including the Civil Rights Act of 1866, 14 Stat. 27-30; Civil Rights Act of 1991, 42 U.S.C. § 1981 et seq.; Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; Equal Pay Act of 1963, 29 U.S.C. § 201 et seq.; Pregnancy Discrimination Act of 1978, 42 U.S.C. § 2000e-(k) et seq.; National Labor Relations Act, 29 U.S.C. § 151 et seq.; Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the anti-retaliation provisions of the False Claims Act, 31 U.S.C. § 3730 et seq.; Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq.; Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq.; Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; Health Insurance Portability and Accountability Act of 1996, 110 Stat. 1936; Uniformed Services Employment and Re-employment Act, 38 U.S.C. § 4301 et seq.; the Lilly Ledbetter Fair Pay Act of 2009; Executive Order No. 11246; Executive Order No. 11141; Executive Order No. 11375; the Tennessee Human Rights Act; the Tennessee Disability Act; the Tennessee Pregnant Workers Fairness Act; any other state civil rights act; and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law, or otherwise, including, but not limited to any tort claims, defamation, infliction of emotional distress, civil conspiracy, invasion of privacy, wrongful discharge, negligent or intentional misrepresentation, tortious interference, promissory estoppel, any claim for retaliatory treatment, hostile work environment, constructive discharge, and unjust enrichment, as well as contract and quasi-contract claims, and any claim seeking declaratory, injunctive, or equitable relief, and any claim relating to any and all disputes now existing between the Employee and any of the Released Parties, whether known or unknown, suspected or unsuspected, for or because of any matter or thing done, omitted, or suffered to be done by any of the Released Parties. This release of claims is intended by the parties to be all encompassing and to act as a full and total release of any claim, whether specifically enumerated herein or not, that the Employee might have or have had, that exists or ever has existed on or prior to the date the Employee signs this Agreement. This release does not include claims which by law cannot be released or to waive a right to any vested benefit.

(d) the Employee acknowledges that he understands that: (i) he is waiving rights or claims which relate to the terms and conditions of his employment arising up to the date he signs this Agreement in exchange for valuable consideration, which is in addition to anything of value to which the Employee is already entitled, and which is the only consideration for signing this Agreement as set forth herein; (ii) he is not waiving any claims that may arise after the date he signs this Agreement (including any right to a change of control bonus or benefit provided for in the Employment Agreement and RSU Plan), and he is not waiving vested benefits, if any; (iii) he is not waiving any existing rights, if any, to indemnification, including rights to indemnification and/or defense under the Employment Agreement or the Company’s or its subsidiaries’ or affiliates’ organizational documents, including such entity’s certificate of incorporation and bylaws and/or any policy or procedure of the Company or any of its subsidiaries or affiliates, or under any insurance contract, in connection with the Employee’s acts and omissions within the course and scope of the Employee’s employment with the Company. (iv) he has been advised that he has until the Effective Date to consider this Agreement; (v) he has been and hereby is advised to have his attorney (chosen by him and at his cost) review this Agreement before signing it; and (vi) he has signed this Agreement voluntarily and with a full understanding of its terms and conditions, which, once effective, may not be amended, supplemented, canceled, or discharged except by a writing signed by the Employee and the Company.

7. No Other Payments or Benefits; Claims; Actions. Except as expressly provided in this Agreement, the Employee acknowledges and agrees that he is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from the Company or the other Released Parties, including without limitation any bonus, severance, equity or other payments. The Employee represents and acknowledges that he has not made any oral or written allegation to the Company that it or any of the other Released Parties engaged in any discriminatory or other unfair employment practice with respect to him during his employment. In the event of any complaint, charge, proceeding or other claim (collectively, “Claims”) filed with any court, other tribunal, or governmental or regulatory entity that involves or is based upon any claim waived and released by the Employee in Section 6 above, the Employee hereby waives and agrees not to accept any money or other personal relief on account of any such Claims for any actual or alleged personal injury or damages to the Employee, including without limitation any costs, expenses and attorneys’ fees incurred by or on behalf of the Employee. For the avoidance of doubt, the release set forth in Section 6 shall not be construed to prohibit Employee from cooperating with any lawfully issued request for information from a governmental authority or taking actions that, as a matter of public policy, are legally protected and not subject to release (collectively, “Actions”). However, in such cases, the Employee acknowledges and agrees that the Employee shall forfeit and have no right, title, interest in, or claim to the proceeds of any such Action, including, but not limited to, a portion of any settlement, judgment, or similar recovery. The Employee represents and warrants that, prior to the Effective Date, the Employee fully and accurately disclosed to the Company any complaints, concerns, facts, circumstances, incidents, or occurrences of which the Employee is aware that could provide the basis for an Action.

8. Withholding; Compliance with IRS Code Section 409A. All amounts and benefits payable under this Agreement shall be reduced by any and all required or authorized withholding and deductions. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations relating thereto, so as not to subject the Employee to the payment of any interest and tax penalty which may be imposed under Section 409A of the Code, and this Agreement shall be interpreted and construed accordingly;

provided, however, that the Company and the other Released Parties shall not be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Employee due to any failure to comply with Section 409A of the Code. The timing of the payments or benefits provided herein may be modified to so comply with Section 409A of the Code. All references in this Agreement to the Employee’s termination of employment shall mean a separation from service within the meaning of Section 409A of the Code, to the extent necessary to be exempt from or comply with Section 409A of the Code. If the Employee is a “specified employee” within the meaning of Section 409A of the Code as of the date of his termination of employment and the Company determines that immediate payment of any amounts or benefits referenced hereunder would cause a violation of Section 409A of the Code, then any such amounts or benefits which are payable upon the Employee’s “separation from service” within the meaning of Section 409A of the Code that: (i) are subject to the provisions of Section 409A of the Code; (ii) are not otherwise exempt under Section 409A of the Code; and (iii) would otherwise be payable during the first six (6)-month period following such separation from service, shall be paid, without interest, on the first business day following the earlier of: (x) the date that is six (6) months and one (1) day following the date of such separation from service; or (y) the date of the Employee’s death. Each payment under this Agreement shall be considered a separate payment for purposes of Section 409A of the Code. Any reimbursement payable to the Employee pursuant to this Agreement shall be conditioned on the submission by the Employee of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Employee within thirty (30) days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Employee incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

9. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective heirs, successors and assigns, except that the Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

10. Continuing Obligations. The Employee acknowledges his continuing obligations owed to the Company, including without limitation pursuant to any agreements or understandings regarding confidentiality, intellectual or other property, or post-employment competitive activities, shall continue in full force and effect in accordance with their respective terms and the Employee hereby reaffirms his commitment to comply in full with all such obligations, except as otherwise provided in Section 12 below.

11. Non-Disparagement. Except as otherwise provided in this Section and Section 12 below, for a period of one (1) year after the Termination Date, Employee shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of the Company, the Company’s affiliates, Stonepeak Partners LP and Stonepeak Magnet Holdings (“Stonepeak”) and each of their officers or directors. For the avoidance of doubt, nothing in this Agreement, including this Section, is intended to prevent or does prevent the Employee from speaking regarding any claims of workplace sexual harassment with respect to the Company.

12. Protected Communication. Nothing in this Agreement shall function to prohibit the Employee from (i) reporting or participating in an investigation regarding possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, the Equal Opportunity Employment Commission (“EEOC”), any state or local government entity available for the filing of complaints regarding illegal activity; (ii) from making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, or (iii) engaging in any protected concerted activity or other activities protected by the National Labor Relations Act. Nothing in this Agreement, including Section 8 or Section 11, is intended to or does restrain Employee from disclosing the underlying facts of any alleged discriminatory or unfair employment practice. Further, the Employee understands that under the federal Defend Trade Secrets Act of 2016, the Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement prevents the disclosure of factual information relating to unlawful employment practices.

13. No Admission. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Employee or otherwise. The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.

14. Acknowledgments. The Employee acknowledges, understands, and agrees that:

(a) The Employee has read and understands the terms and effect of this Agreement;

(b) The Employee releases and waives claims under this Agreement knowingly and voluntarily;

(c) The Employee hereby is and has been advised to have the Employee’s attorney or other representative review this Agreement (at his own cost) before signing it;

(d) The Employee has from the date of his receipt of this Agreement until the Effective Date to consider whether to execute this Agreement (“Review Period”); and

(e) The Employee: (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) has made his own investigation of the facts and is relying solely upon his own knowledge and the advice of his own legal counsel; (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown; (iv) is entering into this Agreement freely and voluntarily; and (v) has carefully read and understands all of the provisions of this Agreement. Both the Employee and the Company stipulate that the Company is relying upon these representations and warranties in entering into this Agreement. The Employee has been offered and has had the opportunity to negotiate all provisions of this Agreement. These representations and warranties shall survive the execution of this Agreement.

15. Entire Agreement, Amendment, Waiver and Headings. This Agreement, and the continuing obligations incorporated into this Agreement (including without limitation Section 10 herein), respectively, embody the entire agreement and understanding of the parties hereto with regard to the matters described herein and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, between said parties regarding such matters, provided that nothing in this Agreement shall limit or release the Employee from any other obligation regarding confidentiality, intellectual or other property, or post-employment competitive activities that the Employee has or may have to the Company or any of its affiliates. Except as provided in Section 17 below, this Agreement may be modified only in a written agreement signed by both parties, and any party’s failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations. The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.

16. Venue, Jurisdiction, and Governing Law. In the event of a material breach of any of the terms of this Agreement, either the Employee or the Company may commence an action to enforce the terms of this Agreement in any court of competent jurisdiction within the State of Tennessee. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Tennessee, without regard to its choice of law rules. The Employee understands that if he breaches this Agreement, he may be obligated to repay the Company for the Separation Benefits and that the Company may be entitled to other monetary and equitable relief.

17. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

The Employee must return a signed copy of this Agreement on or before the end of the Review Period. This Agreement and the offer of the Review Period shall be deemed withdrawn as of the expiration of the Review Period.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

AKUMIN INC.		DAVID KRETSCHMER

By:	/s/ Riadh Zine	/s/ David Kretschmer
Date:	12/29/2023	Date:	12/29/2023
Name:	Riadh Zine
Title:	Chairman & CEO

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